STATEMENT OF CLARIFICATION AND INTENT


         WHEREAS David W. Searfoss (the "Executive") and The Phoenix Companies, Inc. or one of its subsidiaries (the "Company") have entered into the Change of Control Agreement dated November 6, 2000 (the "Agreement"), the Employment Letter of Agreement dated December 20, 2000 (the "Contract"), and the Supplemental Retirement Plan dated December 18, 2001 (the "Plan"); and

         WHEREAS the Company and the Executive wish to clarify and agree on the interpretation and the integration of the Agreement, the Contract and the Plan;

         NOW THEREFORE, the Company and Executive agree that for all purposes, including but not limited to the computation of benefits or amounts due the Executive under the Agreement, the Contract, and the Plan:

         1. The last sentence of the second paragraph of the Contract which reads

          "Further, the calculation of benefits under Section 4(a)(i)(B) of the Agreement is hereby amended to include an amount equal to the highest of the last three (3) award payments under the Company's Long Term Incentive Plan (or any successor plan), or similar long term incentive plan applicable to the executive."

shall be interpreted to apply only in the case of a termination following an actual Change of Control as defined in the Agreement;

         2. Section 2.1 of Article II of the Plan which provides for the vesting of benefits under the Plan shall not be interpreted to permit the Executive to claim or receive benefits under the Plan if the Executive is also claiming and receiving benefits under the Contract or Agreement. Therefore, Article II
Section 2.1 of the Plan shall be interpreted as providing that the Executives Supplemental Benefits (as defined in the Plan) will vest only to the extent that the Executive is not claiming benefits under the Contract or the Agreement;

         3. In computing the amounts payable to the Executive under Section 4
(a)(i)(D) of the Agreement, 3.7 years of age shall be added to the Executive's age at the date of termination;

         4. The Company may require that Executive sign a general release in order for Executive to receive benefits and payments under the Agreement, the Contract and/or the Plan; and

         5. Any provision in the Agreement, the Contract, or the Plan which is inconsistent with the intentions stated in paragraphs one (1), two (2), three
(3) or four (4) of this Statement of

Clarification and Intent shall be given no effect or ignored in interpreting or computing benefits or amounts payable to the Executive under the Agreement, the Contract, or the Plan.


THE PHOENIX COMPANIES, INC.              THE EXECUTIVE
(ON BEHALF OF ITSELF AND ANY
APPLICABLE SUBSIDIARY)


By: /s/ Bonnie Malley   /s/ Tracy L. Rich      By:   /s/ David W. Searfoss
   --------------------------------------         ------------------------------
               (Signature)                                (Signature)

Name: Bonnie Malley     Tracy L. Rich          Name:   David W. Searfoss
     ------------------------------------           ----------------------------

Title: Senior Vice      Executive Vice         Title:  Executive Vice President
       President        President and                ---------------------------
                        General Counsel
      -----------------------------------

Date:          9-5-02                          Date:        9-5-02
     ------------------------------------           ----------------------------








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